Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

COST PLUS, INC.

The undersigned certify that:

1.  They are the president and secretary, respectively, of Cost Plus, Inc., a California corporation.

2.  The Articles of Incorporation of the Corporation are hereby amended and restated to read, as follows:

FIRST:  The name of the corporation is Cost Plus, Inc. (the “Corporation”).

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:  The Corporation is authorized to issue 67,500,000 shares of common stock, par value $0.01 per share.

FOURTH:

(a) Limitation of Directors’ Liability.  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) Indemnification of Corporate Agents.  The Corporation is authorized to indemnify its agents (as defined in Section 317 of the General Corporation Law of California) to the fullest extent permissible under California law.

(c) Repeal or Modification.  Any repeal or modification of the foregoing provisions of this Article FOURTH shall not adversely affect any right of indemnification or limitation of liability relating to acts or omissions occurring prior to such repeal or modification.

3.  The foregoing amendment and restatement has been duly approved by the board of directors of the Corporation.

4.  The foregoing amendment and restatement has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code.  The total number of outstanding shares of the Corporation is 37,096,522 shares of common stock.  There are no shares of preferred stock outstanding.  The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We each further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own respective knowledge.

DATE: June 29, 2012

	By:	/s/ Barry J. Feld
	Name:	Barry J. Feld
	Title:	President

	By:	/s/ Jane L. Baughman
	Name:	Jane L. Baughman
	Title:	Secretary